Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Two Embarcadero Center, 28th Floor San Francisco, California 94111-3823 TELEPHONE (415) 984-8700 FACSIMILE (415) 984-8701 www.omm.com	NEW YORK SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C

November 17, 2010

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

Re:	Registration of Securities of Overland Storage, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-161881), which was declared effective by the Securities and Exchange Commission (“SEC”) on October 8, 2009 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated October 7, 2009 which forms a part of and is included in the Registration Statement, and the prospectus supplement dated November 12, 2010 filed with the SEC (the “Prospectus Supplement”) in connection with the registration under the Securities Act of up to 3,376,000 shares of your common stock, no par value per share (the “Shares”), to be issued pursuant to Subscription Agreements dated November 12, 2010 by and between you and each investor party to a Subscription Agreement (collectively, the “Investors”). We understand that the Shares are to be sold to the Investors as described in the Prospectus Supplement.

We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized and reserved for issuance by all necessary corporate action on your part and, when issued and delivered in accordance with the Subscription Agreements against payment therefor, will be validly issued, fully paid and non-assessable.

November 17, 2010 - Page 2

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the SEC on the date hereof for incorporation by reference into the Registration Statement and further consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP O’MELVENY & MYERS LLP